Exhibit 3.63

SECOND AMENDED AND RESTATED

PARTNERSHIP AGREEMENT

OF

SCS MATERIALS, L.P.

This Second Amended and Restated Partnership Agreement (this “Agreement”) of SCS Materials, L.P., a Texas limited partnership (the “Partnership”), is entered into as of November 30, 2010 by and between RKH Capital, L.L.C., a Texas limited liability company (the “General Partner”), as the sole general partner, RK Hall, LLC, a Delaware limited liability company (the “Limited Partner” and, together with the General Partner, the “Partners”), as the sole limited partner, Robert K. Hall, an individual (“Hall”), David Mark Buster, an individual (“Buster” and, together with Hall, the “Former Limited Partners”), and Paris Rock LLC, a Texas limited liability company (the “Former General Partner”).

WHEREAS, the Partners, the Former Limited Partners, the Former General Partner, the Partnership and the other parties thereto entered into an Interest Purchase Agreement (the “Purchase Agreement”), dated as of November 12, 2010 and effective simultaneously with the effectiveness of this Agreement;

WHEREAS, the Former General Partner and Former Limited Partners entered into that certain First Amended and Restated Agreement of Limited Partnership dated June 1, 2004, as amended (the “Pre-Existing Partnership Agreement”);

WHEREAS, the Partners, the Former General Partner and the Former Limited Partners wish to amend and restate the Partnership’s Pre-Existing Partnership Agreement in order to (i) appoint the General Partner and the Limited Partner as the new general partner and new limited partner, respectively, of the Partnership and (ii) amend and restate the Pre-Existing Partnership Agreement as set forth herein;

WHEREAS, the Pre-Existing Partnership Agreement requires that any amendment thereto be approved by the Former General Partner and the Former Limited Partners; and

WHEREAS, the Former General Partner and the Former Limited Partners have joined in this Agreement solely for purposes of approving the following amendments.

NOW THEREFORE, the Partners, the Former General Partner and the Former Limited Partners, intending to be legally bound, hereby agree that the Pre-Existing Partnership Agreement is superseded, amended and restated in its entirety to read as follows:

1. Name. The name of the limited partnership formed hereby is SCS Materials, L.P.

2. Purpose. The Partnership is organized for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any and all activities permitted under the Texas Limited Partnership Law, a Part of the Texas Business Organizations Code, as amended (the “TLPL”). The rights and liabilities of the Partners shall be as provided in the TLPL, except as otherwise expressly provided herein.

3. Registered Office; Registered Agent. The registered office of the Partnership required by the TLPL to be maintained in the State of Texas shall be the office of the registered agent named in the Partnership’s Certificate of Formation, as amended (the “Certificate”) or such other office (which need not be a place of business of the Partnership) as the General Partner may designate in the manner provided by law. The registered agent of the Partnership in the State of Texas shall be the registered agent named in the Certificate or such other person as the General Partner may designate in the manner provided by law.

4. Principal Office in the United States; Other Offices. The principal office of the Partnership in the United States where records are to be kept or made available under Section 153.551 of the TLPL is 165 SE 6th Street, Paris, Texas, 75460, or such other office as the General Partner may designate, which need not be in the State of Texas. The Partnership may have such other offices as the General Partner may designate.

5. Powers. The Partnership shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient, or incidental to or for the furtherance of the purposes set forth in Section 2 herein, including any and all powers set forth in the TLPL.

6. Term. The Partnership shall have perpetual existence, unless it is wound up sooner as a result of: (a) an event of withdrawal of a general partner described in Section 153.155 of the TLPL, (b) the written consent of all of the Partners, (c) a judicial decree ordering the winding up and termination of the Partnership under Section 11.314 of the TLPL, or (d) any other event requiring the winding up of the Partnership under the TLPL.

7.	Partners. The names, addresses and Sharing Ratios of the General Partner and the Limited Partner are as follows:

NAME	BUSINESS ADDRESS	SHARING RATIO
General Partner:
RKH Capital, L.L.C.	2810 NW Loop 286 Paris, TX 75460	0%
Limited Partner:
RK Hall, LLC	2900 K Street NW, Suite 100 Harbourside North Tower Building Washington, DC 20007	100%

8. Capital Contributions. The Partners may make capital contributions at such times and in such amounts, in cash or other property, to the Partnership as they may agree from time to time with the prior consent of the General Partner.

9. No Further Liability. The liability of the Limited Partner to the Partnership shall be limited to the amount of its capital contributions made pursuant to Section 8, and the Limited Partner shall not have any further liability to contribute money to, or in respect of, the liabilities or the obligations of the Partnership unless the Limited Partner agrees in writing to make additional capital contributions to the Partnership, nor shall the Limited Partner be personally liable for any obligations of the Partnership, except as provided in the TLPL.

10. Allocations of Profit and Losses. The Partnership’s profits and losses shall be allocated among the Partners in proportion to their Sharing Ratios.

11. Distributions. Subject to Section 153.210 of the TLPL, the General Partner shall, at such times and in such amounts as may be determined by the General Partner in its sole discretion, cause the Partnership to make distributions of cash and other property to the Partners in proportion to their Sharing Ratios.

12. Additional Partners.

(a) The General Partner may not admit additional limited partners to the Partnership without first obtaining the consent of the Limited Partner.

(b) After the admission of any additional limited partners pursuant to this Section 12, the Partnership shall continue as a limited partnership under the TLPL.

(c) The admission of additional limited partners to the Partnership pursuant to this Section 12 shall be accomplished by the amendment of this Agreement and, if required by the TLPL, the filing of an appropriate amendment to the Partnership’s Certificate.

13. Management.

(a) Except as otherwise provided in this Agreement, the powers of the Partnership shall be exercised by or under the authority of, and the business and affairs of the Partnership shall be managed under the direction of, the General Partner, who shall make all decisions and take all actions for the Partnership. No Limited Partner, acting in its capacity as a limited partner, has the right, power or authority to act for or on behalf of the Partnership, to do any act that would be binding on the Partnership, or to incur any expenditures on behalf of the Partnership.

(b) In managing the business and affairs of the Partnership and exercising its powers as a general partner, the General Partner may, but is not required to, act through resolutions adopted at meetings or in written consents. Decisions or actions taken by the General Partner in accordance with this Agreement shall constitute decisions or actions by the Partnership and shall be binding on each Partner.

14. Tax Matters. For so long as the General Partner is disregarded as an entity separate from the Limited Partner for U.S. federal tax purposes, the Partners intend for the Partnership to be disregarded as an entity separate from the Limited Partner for U.S. federal tax purposes (and applicable state and local tax purposes) and that the activities of the Partnership be deemed to be the activities of the Limited Partner for such tax purposes. Notwithstanding the foregoing, the Partnership is not intended to be and shall not be disregarded as an entity for any purpose other than tax purposes. All provisions of the Certificate and this Agreement are to be construed so as to preserve that tax status under those circumstances. At such time as the Partnership has more than one partner that is recognized for U.S. federal tax purposes, appropriate adjustments shall be made to this Agreement to account for the formation of a partnership for U.S. federal tax purposes as well as for distributions, maintenance of capital accounts, and the allocation of profits and losses.

15. Exculpation. Neither the General Partner, or its affiliates, or any owner, manager, officer, director, partner, employee or agent of the General Partner, nor an affiliate or owner, manager, officer, director, partner, employee or agent of the Partnership, shall be liable, responsible or accountable in damages or otherwise to the Partnership or any Partner for any action taken or failure to act (even if such action or failure to act constituted the negligence of a person) on behalf of the Partnership unless such act or omission was performed or omitted fraudulently or constituted willful misconduct. To the extent that, at law or in equity, the General Partner or its affiliates, or any owner, manager, officer, director, partner, employee or agent of the General Partner or of the Partnership have duties (including fiduciary duties) and liabilities relating to the Partnership or to another Partner, the General Partner, its affiliates, or any owner, manager, officer, director, partner, employee or agent of the General Partner acting under this Agreement shall not be liable to the Partnership or to any Partner for their reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of the General Partner, its affiliates, or any owner, manager, officer, director, partner, employee or agent of the General Partner or of the Partnership otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner, its affiliates, or any owner, manager, officer, director, partner, employee or agent of the General Partner or of the Partnership. THE PARTNERS RECOGNIZE THAT THIS PROVISION SHALL RELIEVE THE GENERAL PARTNER AND ITS AFFILIATES AND ANY OWNER, MANAGER, OFFICER, DIRECTOR, PARTNER, EMPLOYEE OR AGENT OF THE GENERAL PARTNER OR OF THE PARTNERSHIP FROM ANY AND ALL LIABILITY ARISING OR TO ARISE OUT OF ACTIONS OR INACTIONS DESCRIBED ABOVE EVEN IF THE ACTIONS OR INACTIONS CONSTITUTE NEGLIGENCE BY ANY SUCH PERSON.

16. Indemnification.

(a) The Partners, and their affiliates, officers, directors, employees and agents or any person performing a similar function on behalf of the Partnership (individually, an “Indemnitee”) may be indemnified and held harmless by the Partnership from and against any and all judgments, penalties, settlements and reasonable expenses actually incurred by any Indemnitee who was, is or is threatened to be made a named defendant or respondent in any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of its status as (x) a Partner or an affiliate thereof or (y) an officer, director, employee or agent of the Partnership, or a Partner or an affiliate thereof, if the Indemnitee acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interest of the Partnership. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to that specified above.

(b) The Partnership through the General Partner, in its sole discretion, may purchase and maintain insurance on behalf of the General Partner and such other persons as the General Partner shall determine, in its sole discretion, against any liability that may be asserted against or expense that may be incurred by such person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such person against such liability under the provisions of this Agreement.

(c) Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 16 may, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding (i) upon a written affirmation by the Indemnitee of its good faith belief that it has met the standard of conduct necessary for indemnification and (ii) upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that such person is not entitled to be indemnified as authorized in this Section 16.

(d) The indemnification provided in this Section 16 is for the benefit of the Indemnitees and shall not be deemed to create any right to indemnification for any other persons.

17. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Texas (without regard to principles of conflict of laws), all rights and remedies being governed by said laws.

18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one instrument. A copy of this Agreement, signed and delivered by facsimile or electronic transmission, shall be considered an original, executed instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have duly executed this Agreement as of the date first written above.

GENERAL PARTNER:

RKH CAPITAL, L.L.C.

By: /s/ Anya Fonina
Name: Anya Fonina
Title: Vice President

LIMITED PARTNER:

RK HALL, LLC

By: /s/ Anya Fonina
Name: Anya Fonina
Title: Vice President

FORMER GENERAL PARTNER:

PARIS ROCK, LLC

By: /s/ David Mark Buster
Name: David Mark Buster
Title: Managing Member

FORMER LIMITED PARTNERS:

By: /s/ David Mark Buster
Name: David Mark Buster

By: /s/ Robert K. Hall
Name: Robert K. Hall

[Signature Page to SCS Materials, L.P. Second Amended and Restated Partnership Agreement]